EXHIBIT 99.1

                                                                        Contact:
                                                                    Ed Dickinson
                                           Chief Financial Officer, 636/916-2150




FOR IMMEDIATE RELEASE

                 LMI AEROSPACE ANNOUNCES AMENDED BANK AGREEMENT

                 Also Requests an Extension For Filing Form 10-K

         ST. LOUIS, March 31, 2004 - LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced today it has amended certain loan agreements with its bank to extend the company's revolving line of credit and two term loans through March 31, 2005, subject to certain conditions.

         Under the amended agreement with Union Planters Bank, which became effective on March 30, 2004, the maximum principal amount of the revolving line of credit has been increased to $9.7 million from $9.1 million through September 30, 2004, then decreases to $9.0 million thereafter. The interest rate on the credit line was changed from LIBOR plus 2.5 percent to the bank's prime rate plus 1 percent, an increase of approximately 1.4 percent.

         The term notes, for $9.16 million due March 31, 2005 and $8.77 million due October 15, 2005, both carry an interest rate of prime rate plus 2 percent, with the $9.16 million note subject to its current minimum interest rate of 7%.

         In addition, the amended bank agreement requires additional increases in interest rates and the payment of prescribed fees in the event the Company fails to complete certain refinancing objectives, to permit the repayment in full of the Company's indebtedness to its bank lender through alternative financing and/or the sale of assets, by June 30, September 30 and December 31, 2004. The Company has engaged Lincoln Partners LLC, a Chicago, Illinois based investment banking firm, to assist in these efforts.

         A copy of the amendment to the bank agreement has been included as an exhibit to the Company's Form 8-K, which will be filed with the Securities and Exchange Commission on March 31, 2004.

         The company also announced that it will file for a 15 day extension to file its 2003 Annual Report on Form 10-K with the Securities and Exchange Commission. The Company expects to file its 2003 Annual Report on Form 10-K on or before April 14, 2004. LMI will issue guidance regarding 2004 operations when it files its Form 10-K.

         LMI Aerospace, a leading supplier of quality components to the aerospace and technology industries for 55 years, operates thirteen facilities that fabricate, machine, finish, integrate, assemble and kit formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser, equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

         This news release includes forward-looking statements, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace's filings with the Securities and Exchange Commission, including those factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2002.